EXHIBIT 99.1

2600 Citadel Plaza Drive
P.O. Box 924133
Houston, Texas 77292-4133

NEWS RELEASE

Information: Kristin Gandy, Director of Investor Relations, Phone: (713) 866-6050

WEINGARTEN REALTY REPORTS SECOND QUARTER 2010 RESULTS AND ANNOUNCES QUARTERLY DIVIDEND

Houston, August 5, 2010 --- Weingarten Realty (NYSE: WRI) announced today the results of its second quarter ended June 30, 2010.  The supplemental financial package with additional information can be found on the company’s website under the Investor Relations tab.

Operating and Financial Highlights

•	Funds from Operations (“FFO”) excluding impairments was $50.4 million or $0.42 per diluted share. Including the non-cash impairments, FFO for the quarter was $34.5 million or $0.29 per diluted share;

•	Same Property Net Operating Income was strong during the quarter increasing by 1.2%, over the same period a year ago, with retail properties up 1.1% and industrial properties up 2.1%.

•	Retail occupancy increased during the second quarter to 92.6% from 92.2% in the previous quarter and overall occupancy was down 0.10% quarter-over-quarter;

•	The Company repurchased $19.8 million of near-term debt maturities during the quarter. For the first six months, the Company has reduced future debt maturities by approximately $92.4 million.

Financial Results

The Company reported a net loss attributable to common shareholders of $5.6 million or $0.05 per diluted share for the second quarter of 2010, as compared to net income of $39.2 million or $0.35 per share for the same period in 2009.  Included in the 2010 second quarter is the effect of a non-cash impairment of $15.8 million or $0.13 per diluted share attributable to the consolidation of a joint venture.

Funds from Operations (“FFO”), a widely accepted supplemental measurement of REIT performance, on a diluted per-share basis, adjusted for the non-cash impairment was $0.42 or $50.4 million, compared to $0.62 per share or $70.4 million for 2009.  Including impairment, FFO was $34.5 million or $0.29 per share for the second quarter of 2010 compared to $69.7 million or $0.61 per share for 2009.  The vast majority of factors affecting the quarter’s year-over-year FFO results were the differences in asset sales, gains from merchant development sales, gains on the redemption of convertible notes and dilution from the sale of new common shares.

A reconciliation of net income attributable to common shareholders to funds from operations is included on page 5 of our supplemental located on the Company’s website.

Operating Results

Same Property Net Operating Income was strong during the quarter increasing by 1.2%, over the same period a year ago, with retail properties up 1.1% and industrial properties up 2.1%.

The Company produced strong leasing results again during the second quarter with 372 new leases and renewals, totaling 1.7 million square feet and representing $17.0 million of annual revenue.  The 372 transactions were comprised of 187 new leases and 185 renewals which represent annual revenue of $6.9 million and $10.1 million, respectively.  For new leases and renewals signed during the quarter, the average rental rate was down 2.7% on a cash basis.

During the second quarter, retail occupancy increased to 92.6% compared to 92.2% in the first quarter of 2010 and 92.1% for the same time period a year earlier.  Industrial occupancy was down to 86.0% compared to 87.5% in the first quarter of 2010 and 87.7% in 2009.  Overall, occupancy for the second quarter was down slightly to 90.8% compared to 90.9% during the first quarter of 2010, due to the decrease in industrial occupancies.

“We had another great quarter of leasing space.  We’ve leased most of the junior boxes that closed over the last 18 months.  We’re also making very good progress on our renewals.  Year-to-date we have renewed 80% of the leases expiring in 2010 and 25% of leases expiring in 2011.  As the availability of the junior boxes shrinks, our team’s focus will be on leasing small shop space throughout the remainder of the year as well as improving rental spreads as much as possible in 2010,” said Johnny Hendrix, Executive Vice President and Chief Operating Officer.

Financing

The Company’s financial structure remains solid with over $70 million of cash and the full availability of its $500 million revolving credit facility.  Excess cash was put to use during the quarter to repurchase $19.8 million of near-term debt.  In addition, the Company continues to improve its ratios which are a clear indication of the continued strengthening of its balance sheet.  A full list of these balance sheet ratios can be found on page 8 of the supplemental. With respect to the previously mentioned impairment, the Company restructured the terms of a joint venture agreement during the quarter causing a change of control, which required the consolidation of this venture that was previously reported under the equity method of accounting.  Generally accepted accounting principles required this transactions to be recorded under the acquisition method resulting in the revaluation of all assets, liabilities and equity interests to fair value, which produced a non-cash impairment of $15.8 million.

Dividend

The Board of Trust Managers declared a common dividend of $0.26 per share during the second quarter of 2010. The dividend is payable in cash on September 15, 2010 to shareholders of record on September 8, 2010.

The Board of Trust Managers also declared dividends on the Company’s preferred shares. Dividends related to the 6.75% Series D Cumulative Redeemable Preferred Shares (NYSE:WRIPrD) are $0.421875 per share for the quarter. Dividends on the 6.95% Series E Cumulative Redeemable Preferred Shares (NYSE:WRIPrE) are $0.434375 per share for the same period. Dividends on the 6.50% Series F Cumulative Redeemable Preferred Shares (NYSE:WRIPrF) are $0.40625 per share for the quarter. All preferred dividends are also payable on September 15, 2010 to shareholders of record on September 8, 2010.

Outlook

“We are pleased with our performance through the first half of 2010.  Occupancy in our retail portfolio which accounts for 90% of our NOI, has improved and leasing velocity remains strong,” said Drew Alexander, President and Chief Executive Officer.

“The Company reaffirmed full year FFO guidance of $1.58 to $1.70 per share exclusive of the impairment.  Weingarten has made great strides in maintaining stable operations in a very unstable market.  Our patient, boots on the ground approach gives us the ability to manage and lease a large portfolio of properties in any economic environment, therefore ensuring stable shareholder value,” Alexander added.

Conference Call Information

The Company also announced that it will host a live webcast of its quarterly conference call on August 6, 2010 at 10:00 a.m. Central Time. The live webcast can be accessed via the Company’s Web site at www.weingarten.com. Alternatively, if you are not able to access the call on the web, you can listen live by phone by calling (877) 763-1324 (no confirmation code). A replay and Podcast will also be available through the Company’s web site starting approximately two hours following the live call.

About Weingarten Realty Investors

Weingarten Realty Investors (NYSE: WRI) is a commercial real estate owner, manager and developer.  At June 30, 2010, the company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 376 developed income-producing properties and 10 properties under various stages of construction and development. The total number of properties includes 306 neighborhood and community shopping centers located in 22 states spanning the country from coast to coast. The company also owns 77 industrial projects located in California, Florida, Georgia, Tennessee, Texas and Virginia and three other operating properties located in Arizona and Texas.   At June 30, 2010, the Company’s portfolio of properties was approximately 70.3 million square feet.  To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com

Forward-Looking Statements

Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company’s performance.

Financial Statements
Weingarten Realty Investors
(in thousands, except per share amounts)

		Three Months Ended		Six Months Ended
		June 30,		June 30,
	CONDENSED CONSOLIDATED STATEMENTS OF INCOME	2010	2009	2010	2009
	AND FUNDS FROM OPERATIONS	(Unaudited)		(Unaudited)
	Rentals, net	$135,281	$139,066	$269,400	$279,385
	Other Income	3,480	3,349	6,497	7,364
	Total Revenues	138,761	142,415	275,897	286,749
	Depreciation and Amortization	37,994	37,252	74,143	74,791
	Operating Expense	25,719	26,766	51,698	49,804
	Ad Valorem Taxes, net	16,401	18,408	33,323	36,372
	Impairment Loss	15,825		16,061
	General and Administrative Expense	6,069	7,020	12,660	13,020
	Total Expenses	102,008	89,446	187,885	173,987
	Operating Income	36,753	52,969	88,012	112,762
	Interest Expense, net	(37,466)	(39,377)	(75,083)	(78,816)
	Interest and Other Income, net	972	3,645	3,835	4,908
	Equity in Earnings of Real Estate Joint Ventures and Partnerships, net	2,630	3,884	5,866	7,546
	(Loss) Gain on Redemption of Convertible Senior Unsecured Notes	(135)	8,858	(135)	8,858
	Gain on Land and Merchant Development Sales		4,006		18,128
	Benefit (Provision) for Income Taxes	301	2,257	(175)	(2,707)
	Income from Continuing Operations	3,055	36,242	22,320	70,679
	Operating Income from Discontinued Operations	3	1,810	12	3,950
	Gain on Sale of Property from Discontinued Operations	618	6,248	618	6,987
	Income from Discontinued Operations	621	8,058	630	10,937
	(Loss) Gain on Sale of Property	(6)	4,886	842	11,380
	Net Income	3,670	49,186	23,792	92,996
Less:	Net Income Attributable to Noncontrolling Interests	(367)	(1,079)	(1,381)	(2,874)
	Net Income Adjusted for Noncontrolling Interests	3,303	48,107	22,411	90,122
Less:	Preferred Share Dividends	(8,869)	(8,869)	(17,738)	(17,738)
	Net (Loss) Income Attributable to Common Shareholders--Basic	$(5,566)	$39,238	$4,673	$72,384
	Earnings Per Common Share--Basic	$(0.05)	$0.35	$0.04	$0.73
	Net (Loss) Income Attributable to Common Shareholders--Diluted	$(5,566)	$39,727	$4,673	$72,384
	Earnings Per Common Share--Diluted	$(0.05)	$0.35	$0.04	$0.72

	Funds from Operations:
	Net (Loss) Income Attributable to Common Shareholders	$(5,566)	$39,238	$4,673	$72,384
	Depreciation and Amortization	35,734	36,637	70,188	73,800
	Depreciation and Amortization of Unconsolidated Joint Ventures	4,922	4,425	9,945	8,565
	Gain on Sale of Property	(618)	(11,124)	(1,461)	(18,353)
	Loss (Gain) on Sale of Property of Unconsolidated Joint Ventures	(1)		1	(4)
	Funds from Operations--Basic	$34,471	$69,176	$83,346	$136,392
	Funds from Operations Per Common Share--Basic	$0.29	$0.62	$0.70	$1.37
	Funds from Operations--Diluted	$34,471	$69,665	$83,346	$136,392
	Funds from Operations Per Common Share--Diluted	$0.29	$0.61	$0.69	$1.36
	Weighted Average Shares Outstanding--Basic	119,936	111,840	119,858	99,478
	Weighted Average Shares Outstanding--Diluted	119,936	114,428	120,655	99,933

		June 30,	December 31,
		2010	2009
	CONDENSED CONSOLIDATED BALANCE SHEETS	(Unaudited)	(Audited)
	Property	$4,673,423	$4,658,396
	Accumulated Depreciation	(910,829)	(856,281)
	Investment in Real Estate Joint Ventures and Partnerships, net	313,887	315,248
	Notes Receivable from Real Estate Joint Ventures and Partnerships	187,855	317,838
	Unamortized Debt and Lease Costs, net	110,624	103,396
	Accrued Rent and Accounts Receivable, net	84,400	96,372
	Cash and Cash Equivalents	77,978	153,584
	Restricted Deposits and Mortgage Escrows	11,726	12,778
	Other, net	248,281	89,054
	Total Assets	$4,797,345	$4,890,385

	Debt, net	$2,544,607	$2,531,847
	Accounts Payable and Accrued Expenses	120,575	137,727
	Other, net	100,664	114,155
	Total Liabilities	2,765,846	2,783,729

	Commitments and Contingencies

	Preferred Shares of Beneficial Interest	8	8
	Common Shares of Beneficial Interest	3,624	3,615
	Accumulated Additional Paid-In Capital	1,964,746	1,958,975
	Net Income Less Than Accumulated Dividends	(95,207)	(37,350)
	Accumulated Other Comprehensive Loss	(22,630)	(23,958)
	Shareholders' Equity	1,850,541	1,901,290
	Noncontrolling Interests	180,958	205,366
	Total Liabilities, Shareholders' Equity and Noncontrolling Interests	$4,797,345	$4,890,385